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                                                                    EXHIBIT 12.1

        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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
                                                                                                    PRO FORMA
                                                                     344 DAYS         21 DAYS     FOR THE YEAR
                                                                       ENDED           ENDED          ENDED
                                                                    DECEMBER 10,    DECEMBER 31,  DECEMBER 31,
                               1993      1994     1995     1996        1997            1997           1997
                               ----      ----     ----     ----     ------------    ------------  ------------
Income (loss) before taxes,
  extraordinary item and
  cumulative effect of change
  in accounting               $(2,506)  $(1,468)  $(4,532) $ 1,648    $ 4,731           $ 11        $(6,912)
Fixed charges deducted from
  earnings                     11,105    12,220    10,101    9,019      7,406            939         16,554
                              -------   --------  -------  -------    -------           ----        -------
Earnings available for
  payment of fixed charges    $ 8,599   $10,752   $ 5,589  $10,667    $12,137           $950        $ 9,642
                              =======   =======   =======  =======    =======           ====        =======
Fixed charges:
  Interest expense            $ 9,188   $ 9,050   $ 9,292  $ 8,259    $ 6,673           $880        $15,427
  Amortization of debt
    expense                     1,431     2,713       290      316        297             41            673
  Portion of rent deemed to
     be interest                  486       457       519      444        436             18            454
                              -------   -------   -------   ------    -------           ----        -------
Total fixed charges           $11,105   $12,220   $10,101   $9,019    $ 7,406           $939        $16,554
                              =======   =======   =======   ======    =======           ====        =======
Ratio of earnings to fixed
  charges                          --        --        --      1.2        1.6            1.0             --
                              =======   =======   =======   ======    =======           ====        =======
Deficiency of earnings to
  fixed charges               $ 2,506   $ 1,468   $ 4,532                                           $ 6,912
                              =======   =======   =======                                           =======
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